EXHIBIT 5.1

OPINION OF MORRISON & FOERSTER LLP

March 17, 2003

American Pharmaceutical Partners, Inc.
11777 San Vicente Boulevard, Suite 550
Los Angeles, CA 90049

Re:	American Pharmaceutical Partners, Inc. Savings and Retirement Plan
Registration Statement on Form S-8

Ladies and Gentlemen:

          At your request, we have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 100,000 shares (the “Shares”) of your common stock, $.001 par value (“Common Stock”) issuable from time to time in connection with the American Pharmaceutical Partners, Inc. Savings and Retirement Plan (the “Plan”).

          As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plan and the authorization of the issuance of the Shares the Plan and such documents as we have deemed necessary to render this opinion.

          Based upon the foregoing, it is our opinion that the Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable shares of Common Stock.

          We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ MORRISON & FOERSTER LLP